Exhibit 99.1
Rigel Reports Second Quarter 2026 Financial Results
•Second quarter 2026 total revenues of $78.7 million, including net product sales of $67.0 million and contract revenues from collaborations of $11.7 million, and net income of $17.3 million
•Expanded commercial portfolio with the in-license of VEPPANUTM (vepdegestrant), with U.S. commercial availability expected in mid-August
•Advanced R289 development program; Phase 1b study in patients with lower-risk MDS remains on track to complete enrollment in the dose expansion portion and select the recommended Phase 2 dose in the second half of 2026
•Updated 2026 Outlook: Total revenues of approximately $285 to $295 million, which includes net product sales, excluding VEPPANU, of $255 to $265 million and contract revenues from collaborations of approximately $30 million
•Conference call and webcast scheduled today at 4:30 p.m. Eastern Time

SOUTH SAN FRANCISCO, Calif., August 4, 2026 /PRNewswire/ -- Rigel Pharmaceuticals, Inc. (Nasdaq: RIGL), a commercial stage biotechnology company focused on hematologic disorders and cancer, today reported financial results for the second quarter ended June 30, 2026, including sales of TAVALISSE® (fostamatinib disodium hexahydrate), GAVRETO® (pralsetinib) and REZLIDHIA® (olutasidenib), and recent business progress, including the in-license of VEPPANUTM (vepdegestrant), a PRoteolysis TArgeting Chimera (PROTAC).

“Rigel delivered a strong second quarter, highlighted by record net product sales, continued profitability and the in-license of VEPPANU, the first and only FDA-approved PROTAC for patients with ER+/HER2-, ESR1-mutated advanced or metastatic breast cancer. We expect VEPPANU to be commercially available later this month, further expanding our commercial business in hematology and oncology,” said Raul Rodriguez, Rigel’s president and CEO. “We are also advancing the development of R289 in our ongoing Phase 1b study in patients with R/R lower-risk MDS, and remain on track to complete enrollment in the dose expansion phase of the study, select a recommended Phase 2 dose in the second half of 2026 and share preliminary data by year end.”

Second Quarter 2026 Business Update

Corporate
•Rigel entered into an exclusive, global licensing agreement with Arvinas, Inc. (Arvinas) and Pfizer Inc. (Pfizer) to develop, manufacture and commercialize VEPPANU (vepdegestrant). VEPPANU is the first and only PROTAC approved by the U.S. Food and Drug Administration (FDA) for the treatment of adults with estrogen receptor-positive (ER+)/human epidermal growth factor receptor 2-negative (HER2-), estrogen receptor 1 (ESR1)-mutated advanced or metastatic breast cancer (mBC), as detected by an FDA-authorized test, with disease progression following at least one line of endocrine therapy. The agreement became effective on June 11, 2026, and Rigel paid the upfront payment of $70.0 million to Arvinas and Pfizer in the second quarter. Upon close of the transaction, Rigel immediately initiated launch activities and expects VEPPANU to be commercially available in the United States for the treatment of second line-plus (2L+) ER+/HER2-, ESR1-mutated mBC in mid-August 2026.
•In July, Rigel announced the appointment of Alison L. Hannah, M.D. to the role of Executive Vice President and Chief Medical Officer. Dr. Hannah has decades of oncology drug development experience and served on Rigel’s Board of Directors since 2021. She resigned from Rigel’s Board of Directors in connection with her appointment.

Commercial
•Second quarter net product sales were $67.0 million, an increase of 14% from the same period of 2025.
•Rigel’s partner Knight Therapeutics Inc. (Knight) received regulatory approval from Brazil’s Agência Nacional de Vigilância Sanitária (ANVISA) in May for TAVALISSE for the treatment of adult patients with chronic immune thrombocytopenia (ITP) who have had an insufficient response to a previous treatment. Also in May, Knight commercially launched TAVALISSE in Mexico.
•Rigel’s partner Kissei Pharmaceutical Co., Ltd. (Kissei) submitted a new drug application for manufacturing and marketing approval in Japan for olutasidenib in May. In connection with the submission, Rigel received a $4.0 million regulatory milestone payment from Kissei during the second quarter.

Clinical Development
•Rigel continues to advance its Phase 1b clinical study of R2891, a potent and selective dual inhibitor of interleukin receptor-associated kinases 1 and 4 (IRAK1/4), in patients with relapsed or refractory (R/R) lower-risk myelodysplastic syndrome (MDS), with enrollment in the dose expansion phase ongoing and on track to be completed in the second half of 2026. The company expects to select the recommended Phase 2 dose in the second half of 2026 and share preliminary dose expansion data by year end.
•The 2026 American Society of Clinical Oncology (ASCO) Annual Meeting and European Hematology Association (EHA) 2026 Congress featured an oral presentation and several poster presentations for pralsetinib and olutasidenib. The final data from the Phase 3 AcceleRET-Lung clinical trial of pralsetinib as first-line treatment of rearranged during transfection (RET) fusion-positive non-small cell lung cancer (NSCLC) were presented in an oral session at ASCO. In addition, ASCO and EHA featured poster presentations that included additional data for pralsetinib and data for olutasidenib for the treatment of R/R isocitrate dehydrogenase-1 (IDH1)-mutated acute myeloid leukemia (AML).

Key Publication
•A paper titled “Preclinical Characterization and Early Development of R835, a Novel, Selective Dual IRAK1 and IRAK4 Inhibitor,” was published in Scientific Reports in July. R835, the active metabolite of the prodrug R289, potently and selectively inhibited toll-like receptor (TLR) and interleukin-1 receptor (IL-1R)-dependent proinflammatory cytokine production in multiple preclinical models, demonstrating efficacy in both prophylactic and treatment preclinical settings. Additionally, in a placebo-controlled, double-blind, Phase 1, first-in-human study in 82 healthy participants, R835 was well tolerated with a favorable pharmacokinetic profile across all dose levels evaluated, and markedly inhibited lipopolysaccharide (LPS)-induced peak cytokine concentrations by approximately 40-80% compared to placebo. These data provided clinical proof of mechanism of a dual IRAK1/4 inhibitor suppressing proinflammatory cytokine release in humans.
Second Quarter and Year-to-Date 2026 Financial Update
For the second quarter ended June 30, 2026, total revenues were $78.7 million, consisting of $67.0 million in net product sales and $11.7 million in contract revenues from collaborations. Net product sales increased 14% compared to $58.9 million in the same period of 2025. TAVALISSE net product sales were $47.4 million, an increase of 18% compared to $40.1 million in the same period of 2025. GAVRETO net product sales were $10.7 million, a decrease of 10% compared to $11.8 million in the same period of 2025. REZLIDHIA net product sales were $8.9 million, an increase of 27% compared to $7.0 million in the same period of 2025. Contract revenues from collaborations primarily consisted of $5.8 million of revenue from Kissei, which included a $4.0 million regulatory milestone payment in connection with the marketing authorization application submission for olutasidenib in Japan and delivery of drug supplies; $5.0 million of revenue from Grifols S.A. (Grifols) related to earned royalties and delivery of drug supplies; and $0.3 million of revenue from Medison Pharma (Medison) related to earned royalties and delivery of drug supplies. Contract revenues from collaborations in the prior year period included $40.0 million in non-cash revenue resulting from the release of the remaining cost share liability from Rigel’s collaboration agreement with Eli Lilly and Company (Lilly).
Total costs and expenses were $55.1 million, compared to $40.6 million for the same period of 2025. The increase in costs and expenses was primarily driven by higher personnel-related costs, cost of product sales, and research and development costs, including the continued progress of the R289 program and costs associated with development activities under Rigel’s license agreement with Arvinas and Pfizer.
Income before income taxes was $23.6 million, compared to $60.0 million for the same period of 2025.
Rigel reported net income of $17.3 million, or $0.93 basic and $0.88 diluted per share, compared to $59.6 million, or $3.33 basic and $3.28 diluted per share, for the same period of 2025. As noted above, the prior year period included $40.0 million in non-cash revenue related to Rigel’s collaboration agreement with Lilly.
For the six months ended June 30, 2026, total revenues were $137.5 million, consisting of $121.9 million in net product sales and $15.6 million in contract revenues from collaborations. Net product sales increased 19% compared to $102.5 million in the same period of 2025. TAVALISSE net product sales were $84.7 million, an increase of 24% compared to $68.5 million in the same period of 2025. GAVRETO net product sales were $20.3 million, a decrease of 2% compared to $20.8 million in the same period of 2025. REZLIDHIA net product sales were $17.0 million, an increase of 29% compared to $13.1 million in the same period of 2025. Contract revenues from collaborations primarily consisted of $7.6 million of revenue from Kissei, including a $4.0 million regulatory milestone and delivery of drug supplies; $6.8 million of revenue from Grifols related to earned royalties and delivery of drug supplies; and $0.5 million of revenue from Medison related to earned royalties and delivery of drug supplies. Contract revenues from collaborations in the prior year period included $40.0 million in non-cash revenue resulting from the release of the remaining cost share liability from Rigel’s collaboration agreement with Lilly and a $3.0 million regulatory milestone in connection with the approval of TAVALISSE in the Republic of Korea.
Total costs and expenses were $102.1 million, compared to $81.1 million for the same period of 2025. The increase in costs and expenses was primarily driven by higher personnel-related costs; research and development costs, including the continued progress of the R289 program and costs associated with development activities under Rigel’s license agreement with Arvinas and Pfizer; cost of product sales, and commercial-related expenses.
Income before income taxes was $35.2 million, compared to $71.5 million for the same period of 2025.
Rigel reported net income of $25.9 million, or $1.40 basic and $1.32 diluted per share, compared to $71.1 million, or $3.98 basic and $3.91 diluted per share, for the same period of 2025. As noted above, the prior year period included $40.0 million in non-cash revenue related to Rigel’s collaboration agreement with Lilly.
Cash, cash equivalents and short-term investments as of June 30, 2026 was $95.3 million, compared to $155.0 million as of December 31, 2025.

2026 Outlook
Rigel has increased its 2026 total revenues guidance to approximately $285 to $295 million, from the prior range of approximately $275 to $290 million, which includes:
•Net product sales of approximately $255 to $265 million.
•Contract revenues of approximately $30 million, an increase from the prior range of approximately $20 to $25 million.

The above revenue guidance excludes VEPPANU.

The company also continues to anticipate it will report positive net income for the full year 2026, while funding existing and new clinical development programs.

Conference Call and Webcast with Slides Today at 4:30 p.m. Eastern Time
Rigel will hold a live conference call and webcast today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time).

Participants can access the live conference call by dialing (877) 407-3088 (domestic) or (201) 389-0927 (international). The conference call will also be webcast live and will be accessible from the Investor Relations section of the company’s website at www.rigel.com. The webcast will be archived and available for replay after the call via the Rigel website.

About ITP
In patients with immune thrombocytopenia (ITP), the immune system attacks and destroys the body’s own blood platelets, which play an active role in blood clotting and healing. Common symptoms of ITP are excessive bruising and bleeding. Patients suffering with chronic ITP may live with an increased risk of severe bleeding events that can result in serious medical complications or even death. Current therapies for ITP include steroids, blood platelet production boosters (TPO-RAs), and splenectomy. However, not all patients respond to existing therapies. As a result, there remains a significant medical need for additional treatment options for patients with ITP.

About NSCLC
It is estimated that over 229,000 adults in the U.S. will be diagnosed with lung cancer in 2026. Lung cancer is the leading cause of cancer death in the U.S., with non-small cell lung cancer (NSCLC) being the most common type accounting for 77% of all lung cancer diagnoses.2 RET fusions are implicated in approximately 1-2% of patients with NSCLC.3

About AML
Acute myeloid leukemia (AML) is a rapidly progressing cancer of the blood and bone marrow that affects myeloid cells, which normally develop into various types of mature blood cells. AML occurs primarily in adults and accounts for about 1 percent of all adult cancers. The American Cancer Society estimates that there will be about 22,720 new cases in the United States, most in adults, in 2026.4

Relapsed AML affects about half of all patients who, following treatment and remission, experience a return of leukemia cells in the bone marrow. 5,6 Refractory AML, which affects between 10 and 40 percent of newly diagnosed patients, occurs when a patient fails to achieve remission even after intensive treatment.7 Quality of life declines for patients with each successive line of treatment for AML, and well-tolerated treatments in relapsed or refractory disease remain an unmet need.

About ER+/HER2-, ESR1-mutated Metastatic Breast Cancer
Breast cancer is the most common cancer in women in the United States, except for skin cancers.8 The estrogen receptor-positive/human epidermal growth factor receptor 2-negative (ER+/HER2-)

patient population represents the majority (70%) of breast cancer, where treatment with endocrine therapies (aromatase inhibitors) is the standard of care. While endocrine therapy remains a cornerstone of metastatic ER+/HER2- breast cancer treatment, up to 50% of patients treated with endocrine therapy and a CDK4/6 inhibitor acquire estrogen receptor 1 gene (ESR1) mutations, resulting in endocrine resistance and poor prognosis. Treatment options in second-line and later ER+/HER2-, ESR1-mutated advanced or metastatic breast cancer setting include chemotherapy, selective estrogen receptor degraders (SERDs), and as of May 2026, vepdegestrant, the first and only FDA-approved oral PROteolysis TArgeting Chimera (PROTAC).

About TAVALISSE®
TAVALISSE (fostamatinib disodium hexahydrate) is indicated for the treatment of thrombocytopenia in adult patients with chronic immune thrombocytopenia (ITP) who have had an insufficient response to a previous treatment.

Please click here for Important Safety Information and Full Prescribing Information for TAVALISSE.

About GAVRETO®
GAVRETO is indicated for the treatment of adult patients with metastatic rearranged during transfection (RET) fusion-positive non-small cell lung cancer (NSCLC) as detected by an FDA-approved test and adult and pediatric patients 12 years of age and older with advanced or metastatic RET fusion-positive thyroid cancer who require systemic therapy and who are radioactive iodine-refractory (if radioactive iodine is appropriate).*

*Thyroid indication is approved under accelerated approval based on overall response rate and duration of response. Continued approval for this indication may be contingent upon verification and description of clinical benefit in confirmatory trial(s).

Please click here for Important Safety Information and Full Prescribing Information, including Boxed WARNING, for GAVRETO.

About REZLIDHIA®
REZLIDHIA is indicated for the treatment of adult patients with relapsed or refractory acute myeloid leukemia (AML) with a susceptible isocitrate dehydrogenase-1 (IDH1) mutation as detected by an FDA-approved test.

Please click here for Important Safety Information and Full Prescribing Information, including Boxed WARNING, for REZLIDHIA.

About VEPPANUTM
VEPPANU is indicated for the treatment of adults with estrogen receptor (ER)-positive, human epidermal growth factor receptor 2 (HER2)-negative, estrogen receptor-1 (ESR1)-mutated advanced or metastatic breast cancer, as detected by an FDA-authorized test, with disease progression following at least one line of endocrine therapy.

Please click here for Important Safety Information and Full Prescribing Information for VEPPANU.

To report side effects of prescription drugs to the FDA, visit www.fda.gov/medwatch or call 1-800-FDA-1088 (800-332-1088).

TAVALISSE, GAVRETO and REZLIDHIA are registered trademarks and VEPPANU is a trademark of Rigel Pharmaceuticals, Inc.

About Rigel
Rigel Pharmaceuticals, Inc. (Nasdaq: RIGL) is a biotechnology company dedicated to discovering, developing and providing novel therapies that significantly improve the lives of patients with hematologic disorders and cancer. Founded in 1996, Rigel is based in South San Francisco, California. For more information on Rigel, the Company’s marketed products and pipeline of potential products, visit www.rigel.com.

1.R289 is an investigational compound not approved by the FDA.
2.The American Cancer Society. Key Statistics for Lung Cancer. Revised January 13, 2026. Accessed June 30, 2026: https://www.cancer.org/cancer/types/lung-cancer/about/key-statistics.html
3.Kato, S. et al. RET Aberrations in Diverse Cancers: Next-Generation Sequencing of 4,871 Patients. Clin Cancer Res. 2017;23(8):1988-1997 doi: 10.1158/1078-0432.CCR-16-1679
4.The American Cancer Society. Key Statistics for Acute Myeloid Leukemia (AML). Revised January 13, 2026. Accessed June 30, 2026: https://www.cancer.org/cancer/acute-myeloid-leukemia/about/key-statistics.html
5.Patel, A, et al. Outcomes of Patients With Acute Myeloid Leukemia Who Relapse After 5 Years of Complete Remission. 2021 Sep 7;28(7):811-814. doi: https://doi.org/10.3727/096504020X15965357399750
6.Thol F, Ganser, A. Treatment of Relapsed Acute Myeloid Leukemia. Curr. Treat. Options on Oncol. (2020) 21: 66. doi: https://doi.org/10.1007/s11864-020-00765-5
7.Thol F, Schlenk RF, Heuser M, Ganser A. How I treat refractory and early relapsed acute myeloid leukemia. Blood (2015) 126 (3): 319-27. doi: https://doi.org/10.1182/blood-2014-10-551911
8.The American Cancer Society. Key Statistics for Breast Cancer. Revised June 24, 2026. Accessed June 30, 2026: https://www.cancer.org/cancer/types/breast-cancer/about/how-common-is-breast-cancer.html

Forward Looking Statements
This press release contains forward-looking statements relating to, among other things, expected commercial launches and commercial availability, commercial, financial and clinical results, projections of financial performance and outlook for 2026, expectations for growing our commercial business and successfully executing our commercial strategy, continued enrollment of our R289 study, presentation of study data, expectation of clinical outcomes, continued ability to develop and commercialize VEPPANU, TAVALISSE, GAVRETO, REZLIDHIA, and R289 domestically and in certain international markets, the Company’s ability to fund its existing and future clinical development programs, and expectations for our partnering, licensing, commercialization and collaboration efforts. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements can be identified by words such as “anticipates”, “plan”, “outlook”, “potential”, “may”, “look to”, “expects”, “will”, “initial”, “promising”, and similar expressions in reference to future periods. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on Rigel’s current beliefs, expectations, and assumptions and hence they inherently involve significant risks, uncertainties and changes in circumstances that are difficult to predict and many of which are outside of our control. Therefore, you should not rely on any of these forward-looking statements. These forward-looking statements include, without limitation, anticipated financial performance and profitability for 2026; expected product sales and commercial growth; the anticipated timing, progress and results of clinical development activities for R289, including enrollment, dose selection and data readouts; the Company’s ability to fund its existing and future development programs; the anticipated commercial launch and commercialization of VEPPANU; the Company's ability to execute its commercial strategy and its partnering, licensing, commercialization, collaboration and potential business development activities. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks and uncertainties associated with the commercialization and marketing of VEPPANU, TAVALISSE, GAVRETO and REZLIDHIA, including uncertainties relating to physician adoption, patient demand, market acceptance, reimbursement and pricing; risks that the FDA, European Medicines Agency, PMDA or other regulatory authorities may make adverse decisions regarding VEPPANU, TAVALISSE, GAVRETO, REZLIDHIA or R289; operational, regulatory or other risks that can affect the timing of enrollment and data availability for R289 clinical development; risks that clinical trials may not be predictive of real-world results or of results in subsequent clinical trials; risks that VEPPANU, TAVALISSE, GAVRETO, REZLIDHIA or R289 may have unintended side effects, adverse reactions or incidents of misuse; the availability of resources to develop or market Rigel’s product candidates; market competition; product demand variability; pricing/reimbursement dynamics; unanticipated business needs and other developments, including potential partnering, licensing or other collaboration arrangements, which could impact Rigel’s funding needs or other internal resource demands, as well as other risks detailed from time to time in Rigel’s reports filed with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2026 and subsequent filings. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. Rigel does not undertake any obligation to update forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise, and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein, except as required by law.

Contact for Investors & Media:

Investors:
Rigel Pharmaceuticals, Inc.
650.624.1232
ir@rigel.com

Media:
David Rosen
Argot Partners
646.461.6387
david.rosen@argotpartners.com

RIGEL PHARMACEUTICALS, INC.
STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(unaudited)
Revenues:
Product sales, net	$67,015	$58,948	$121,938	$102,498
Contract revenues from collaborations and other	11,688	42,737	15,583	52,520
Total revenues	78,703	101,685	137,521	155,018
Costs and expenses:
Cost of product sales	8,525	4,504	13,131	8,913
Research and development (see Note A)	13,961	6,821	25,637	15,257
Selling, general and administrative (see Note A)	32,642	29,257	63,293	56,972
Total costs and expenses	55,128	40,582	102,061	81,142
Income from operations	23,575	61,103	35,460	73,876
Interest income	789	753	1,994	1,344
Interest expense and other	(779)	(1,874)	(2,212)	(3,727)
Income before income taxes	23,585	59,982	35,242	71,493
Provision for income taxes	6,295	369	9,298	434
Net income	$17,290	$59,613	$25,944	$71,059

Net income per share
Basic	$0.93	$3.33	$1.40	$3.98
Diluted	$0.88	$3.28	$1.32	$3.91
Weighted average shares used in computing net income per share
Basic	18,541	17,885	18,477	17,848
Diluted	19,570	18,162	19,619	18,168

Note A
Stock-based compensation expense included in:
Selling, general and administrative	$4,936	$2,759	$7,951	$5,211
Research and development	1,908	517	2,349	1,389
	$6,844	$3,276	$10,300	$6,600

SUMMARY BALANCE SHEET DATA
(in thousands)

	As of
	June 30, 2026	December 31, 2025	(1)
	(unaudited)
Cash, cash equivalents and short-term investments	$95,329	$154,955
Total assets	521,066	513,594
Stockholders' equity	425,422	391,480
(1) Derived from audited financial statements